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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
                     INVESCO VALUE MUNICIPAL INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Value Municipal Income Trust (the "Fund") was held on August 27, 2014. The Meeting was held for the following purpose:

(1). Elect four Trustees, by the holders of Common Shares and Preferred Shares voting together as a single class, and elect one Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three-year term or until his or her successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                             Votes      Votes
Matter                                                        For      Against
------                                                     ---------- ---------
(1). David C. Arch........................................ 41,188,494 1,843,523
     Larry Soll........................................... 41,077,612 1,954,405
     Philip A. Taylor..................................... 41,178,769 1,853,248
     Wayne W. Whalen...................................... 41,011,421 2,020,596
     Frank S. Bayley/(P)/.................................      1,431         0

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/(P)/  Election of Trustee by preferred shareholders only.